Exhibit 99.1
METTLER-TOLEDO INTERNATIONAL INC. REPORTS
FIRST QUARTER 2010 RESULTS
— Solid Local Currency Sales Growth —
— Strong Growth in Operating Profit and EPS —
COLUMBUS, Ohio, USA — April 29, 2010 — Mettler-Toledo International Inc. (NYSE: MTD) today announced first quarter results for 2010. Provided below are the highlights:
•	Sales in local currency increased by 6% in the quarter compared with the prior year. Reported sales growth increased 11%, which includes a 5% benefit from currency.

•	Net earnings per diluted share as reported (EPS) were $1.10, compared with $1.00 in the first quarter of 2009. Adjusted EPS was $1.13, a 19% increase over the prior-year amount of $0.95. Adjusted EPS is a non-GAAP measure and excludes purchased intangible amortization, discrete tax items, restructuring charges and other one-time items. A reconciliation to EPS is provided on the last page of the attached schedules.
First Quarter Results
Olivier Filliol, President and Chief Executive Officer, stated, “Business conditions further improved in the first quarter with strong sales in emerging market countries. Demand for our laboratory solutions was better than expected; from a regional perspective, growth in the Americas exceeded expectations. We continue to expand gross margins and are pleased with our strong growth in operating profit, EPS and cash flow.”
EPS was $1.10, compared with the prior-year amount of $1.00. Adjusted EPS was $1.13, compared with the prior-year amount of $0.95.
Sales were $416.7 million, a 6% increase in local currency sales, compared with $374.1 million in the prior year. Reported sales growth was 11%, which included a 5% currency benefit. By region, local currency sales increased 11% in the Americas and 15% in Asia / Rest of the World. In Europe, local currency sales decreased 1%. Adjusted operating income amounted to $60.4 million, a 16% increase from the prior-year amount of $52.3 million. Adjusted operating income is a non-GAAP measure, and a reconciliation to earnings before taxes is provided in the attached schedules.
Cash flow from operations was $44.5 million, compared with $34.9 million in 2009.
-more-

Outlook
Based on today’s assessment, management anticipates that local currency sales growth in 2010 will be in the range of 6% to 7% and Adjusted EPS will be in the range of $6.26 to $6.36, an increase of 12% to 14%. This compares with previous guidance of Adjusted EPS in the range of $5.90 to $6.15. Adjusted EPS excludes purchased intangible amortization, discrete tax items, restructuring charges and other one-time items.
For the second quarter 2010, the Company anticipates local currency sales growth will be in the range of 7% to 9% and Adjusted EPS in the range of $1.30 to $1.35, an increase of 11% to 15%.
While the Company has provided an outlook for Adjusted EPS, it has not provided an outlook for EPS. EPS guidance would require an estimate of non-recurring items, which are not yet known.
Conclusion
Filliol concluded, “Our continued investments in new product development and innovative sales and marketing programs during the downturn provide us with momentum now as the economy is improving. We believe we have enhanced our market position over the past 12 months and will strengthen it further as the global economy continues to recover. While we are encouraged by improving business momentum, we remain cautious on certain segments, particularly in Europe.”
Other Matters
The Company will host a conference call to discuss its first quarter results today (Thursday, April 29) at 5:00 p.m. Eastern Time. To hear a live webcast or replay of the call, visit the investor relations page on the Company’s website at www.mt.com/investors. The presentation referenced in the conference call will be located on the website prior to the call.
METTLER TOLEDO is a leading global supplier of precision instruments and services. The Company is the world’s largest manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications. The Company also holds top-three market positions in several related analytical instruments and is a leading provider of automated chemistry systems used in drug and chemical compound discovery and development. In addition, the Company is the world’s largest supplier of metal detection and other end-of-line inspection systems used in production and packaging and holds a leading position in certain process analytics applications. Additional information about METTLER TOLEDO can be found at “www.mt.com.”
Statements in this press release which are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our businesses’ actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of those terms or other comparable terminology. For a discussion of these risks and uncertainties, please see the discussion on forward-looking statements in our current report on Form 8-K to which this release has been furnished as an exhibit. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions “Factors affecting our future operating results” and in the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual report on Form 10-K for the most recently completed fiscal year, which describe risks and factors that could cause results to differ materially from those projected in those forward-looking statements.
-more-

METTLER-TOLEDO INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except share data)
(unaudited)

	Three months ended			Three months ended
	March 31, 2010		% of sales	March 31, 2009		% of sales

Net sales	$416,651	(a)	100.0	$374,079	(a)	100.0
Cost of sales	198,725		47.7	186,157		49.8

Gross profit	217,926		52.3	187,922		50.2

Research and development	22,465		5.4	21,570		5.8
Selling, general and administrative	135,014		32.4	114,035		30.5
Amortization	3,381		0.8	2,683		0.7
Interest expense	5,254		1.3	5,241		1.4
Restructuring charges	384		0.1	8,355		2.2
Other charges (income), net	254		—	1,005		0.2

Earnings before taxes	51,174		12.3	35,033		9.4

Provision for taxes	13,306		3.2	1,154		0.3

Net earnings	$37,868		9.1	$33,879		9.1

Basic earnings per common share:
Net earnings	$1.12			$1.01
Weighted average number of common shares	33,757,175			33,631,219

Diluted earnings per common share:
Net earnings	$1.10			$1.00
Weighted average number of common and common equivalent shares	34,533,067			33,996,251
Note:

(a)	Local currency sales increased 6% as compared to the same period in 2009.
RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING INCOME

	Three months ended			Three months ended
	March 31, 2010		% of sales	March 31, 2009	% of sales
Earnings before taxes	$51,174			$35,033
Amortization	3,381			2,683
Interest expense	5,254			5,241
Restructuring charges	384			8,355
Other charges (income), net	254			1,005

Adjusted operating income	$60,447	(b)	14.5	$52,317	14.0

Note:

(b)	Adjusted operating income increased 16% as compared to the same period in 2009.

METTLER-TOLEDO INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)
(unaudited)

	March 31, 2010	December 31, 2009

Cash and cash equivalents	$85,883	$85,031
Trade accounts receivable, net	304,121	312,998
Inventories	177,047	168,042
Other current assets and prepaid expenses	82,718	80,036

Total current assets	649,769	646,107

Property, plant and equipment, net	310,631	316,334
Goodwill and other intangible assets, net	550,733	546,234
Other non-current assets	204,271	210,112

Total assets	$1,715,404	$1,718,787

Short-term borrowings and maturities of long-term debt	$92,766	$89,968
Trade accounts payable	100,927	103,160
Accrued and other current liabilities	305,228	301,547

Total current liabilities	498,921	494,675

Long-term debt	203,870	203,590
Other non-current liabilities	300,796	309,384

Total liabilities	1,003,587	1,007,649

Shareholders’ equity	711,817	711,138

Total liabilities and shareholders’ equity	$1,715,404	$1,718,787

-more-

METTLER-TOLEDO INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)
(unaudited)

	Three months ended
	March 31,
	2010	2009

Cash flow from operating activities:
Net earnings	$37,868	$33,879
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	7,447	7,049
Amortization	3,381	2,683
Deferred tax provision	(1,806)	(3,862)
Excess tax benefits from share-based payment arrangements	(920)	(38)
Other	3,044	2,863
Decrease in cash resulting from changes in operating assets and liabilities	(4,520)	(7,703)

Net cash provided by operating activities	44,494	34,871

Cash flows from investing activities:
Proceeds from sale of property, plant and equipment	37	1,868
Purchase of property, plant and equipment	(10,461)	(12,452)
Acquisitions	(12,528)	(170)

Net cash used in investing activities	(22,952)	(10,754)

Cash flows from financing activities:
Proceeds from borrowings	23,851	58,192
Repayments of borrowings	(19,199)	(32,142)
Proceeds from exercise of stock options	3,005	2,960
Excess tax benefits from share-based payment arrangements	920	38
Repurchases of common stock	(29,181)	—
Other financing activities	191	(320)

Net cash (used in) provided by financing activities	(20,413)	28,728

Effect of exchange rate changes on cash and cash equivalents	(277)	(148)

Net increase in cash and cash equivalents	852	52,697

Cash and cash equivalents:
Beginning of period	85,031	78,073

End of period	$85,883	$130,770

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

Net cash provided by operating activities	$44,494	$34,871
Excess tax benefits from share-based payment arrangements	920	38
Payments in respect of restructuring activities	4,323	4,574
Proceeds from sale of property, plant and equipment	37	1,868
Purchase of property, plant and equipment	(10,461)	(12,452)

Free cash flow	$39,313	$28,899

-more-

METTLER-TOLEDO INTERNATIONAL INC.
OTHER OPERATING STATISTICS
SALES GROWTH BY DESTINATION
(unaudited)

	Europe	Americas	Asia/RoW	Total
Three Months Ended March 31, 2010
U.S. dollar growth	4%	13%	21%	11%
Local currency growth	-1%	11%	15%	6%
RECONCILIATION OF DILUTED EPS AS REPORTED TO ADJUSTED DILUTED EPS
(unaudited)

	Three months ended
	March 31,
	2010		2009		% Growth

EPS as reported, diluted	$1.10		$1.00		10%

Discrete tax items	—		(0.25	)(b)
Restructuring charges, net of tax	—		0.18	(c)
Purchased intangible amortization, net of tax	0.03	(a)	0.02	(a)

Adjusted EPS, diluted	$1.13		$0.95		19%

Notes:

(a)	Represents the EPS impact of purchased intangibles amortization, net of tax, of $0.9 million and $0.6 million for the three month periods ended March 31, 2010 and 2009, respectively.

(b)	Discrete tax items for the three months ended March 31, 2009 pertain to the EPS impact of a net tax benefit of $8.3 million primarily related to the favorable resolution of certain prior year tax matters.

(c)	Represents the EPS impact of restructuring charges of $8.4 million ($6.1 million after tax) for the three month period ended March 31, 2009 which primarily include severance costs.
# # #